Exhibit 99.1

ACQUISITION BY
DATA STORAGE CORPORATION

Message Logic, INC.

Summary of Proposed Terms (“Term Sheet”)

August 31 2012

Purchaser:	Data Storage Corporation, a Delaware corporation (“DSC”)
Seller:	Message Logic, Inc. (“the Company”) a Delaware Corporation located at 36 Robinson Drive, Bedford MA 01730
Structure:
Subject to the completion of satisfactory due diligence, determined by DSC in its sole discretion, acquisition by DSC (or a newly created wholly-owned subsidiary of DSC) of the end-user customer base of the Company, Inc. and all related assets used in connection therewith, including, but not limited to, intellectual property and excluding cash and accounts receivable (collectively, the “Purchased Business”) in an asset purchase transaction, free and clear of all liabilities, liens and encumbrances.

Purchase Price:
One Million Five Hundred Thirty-Eight Thousand Four Hundred Sixty-One (1,538,461) shares of Data Storage Corporation common stock and Eight Hundred Thousand Dollars ($800,000) in cash:

1,538,461 shares of Data Storage Corporation:

Initial Closing.  A distribution(“Closing Payment”) would be made by DSC to the Company at closing of the acquisition (the “Closing”) of 769,231 shares of DSC Common stock;

Anniversary Distribution: On the thirteenth month following closing an additional 384,615 shares will be distributed based on achievement of certain benchmarks that shall be defined in the closing document.

Anniversary Distribution: On the twenty-fifth month following closing an additional 384,615 shares will be distributed based on achievement of certain benchmarks that shall be defined in the closing document.

Payments of $800,000 in cash:

The 1st Payment:  The Company will be paid Twenty-Five Thousand Dollars ($25,000) in the 7h month following closing based on the achievement of certain Revenue benchmarks agreed upon by the Company and DSC as described below in “Benchmarks”.  If the Company fails to meet the Revenue benchmark they will be paid a percentage of the $25,000 based on the percentage of the Revenue benchmark.  For example, if the Company achieves 80% of the Revenue benchmark they will receive 80% of $25,000 or $20,000.  If the Company fails to reach 50% of the Revenue benchmark there will be no payment.

The 2nd Payment:  The Company will be paid Three Hundred Seventy-Five Thousand Dollars ($375,000) to be paid in the 13th month following closing based on the achievement of certain Revenue benchmarks as described below in “Benchmarks”.  If the Company fails to meet the Revenue benchmark they will be paid a percentage of the $375,000 based on the percentage of the Revenue benchmark.  For example, if the Company achieves 80% of the Revenue benchmark they will receive 80% of 375,000 or $300,000.  If the Company fails to reach 50% of the Revenue benchmark there will be no payment.

The 3rd Payment;  The Company will be paid One Hundred Fifty Thousand Dollars ($150,000) in cash in the 19th month following closing based on the achievement of certain Revenue benchmarks as described below in “Benchmarks”.  If the Company fails to meet the Revenue benchmark they will be paid a percentage of the $150,000 based on the percentage of the Revenue benchmark that was achieved.  For example, if the Company achieves 80% of the Revenue benchmark they will receive 80% of $150,000 or $120,000.  If the Company fails to reach 50% of the Revenue benchmark there will be no payment.

▪ The final payment: The Company will be paid Two Hundred Fifty Thousand Dollars ($250,000) in cash in the 25th month following closing based on the achievement of certain Revenue benchmarks as described below in “Benchmarks”.  If the Company fails to meet the Revenue benchmark they will be paid a percentage of the $250,000 based on the percentage of the Revenue benchmark that was achieved.  For example, if the Company achieves 80% of the Revenue benchmark they will receive 80% of $250,000 or $200,000.  If the Company fails to reach 50% of the Revenue benchmark there will be no payment.

Benchmarks
The Cumulative Revenue Benchmark for each of the four payments is as follows:

1st Payment is based on the Cumulative Revenue Benchmark of $325,000 for the 1st six months.
2nd Payment is based on the Cumulative Revenue Benchmark of $1,000,000 for the 1st year.
3rd Payment is based on the Cumulative Revenue Benchmark of $2,000,000 for the 1st eighteen months.
4th Payment is based on the Cumulative Revenue Benchmark of $3,000,000 for the 1st 24 months.

If the final Revenue Benchmark is reached prior to the 24th month we will pay the Company the final payment in the month following achievement of the final Revenue Benchmark.  For example, if the Company achieves $3,000,000 in cumulative revenue in the 19th month DSC will pay the Company $250,000 in the 20th month.

Monthly revenue reports to be provided to the Company to track the benchmarks

Adjustment to Purchase Price
DSC will be entitled to offset any losses relating to breaches of representations and warranties by the Company in the purchase agreement or excluded liabilities specified in the purchase agreement against the Anniversary Payments. Any payments made to the Company, Enterprise Bank and/or IRS on behalf of the Company or its shareholders will be offset against the Payments specified in the Purchase Price section of this term sheet.

Employment Agreement
The CEO of the company will enter into 2-year employment agreements customary for their position and responsibilities.  The terms of the agreements will be defined within 30 calendar days of executing this term sheet.

Conditions Precedent:
The Closing would be subject to the usual and customary conditions precedent for transactions of this type, including, without limitation:

▪ Completion by DSC, in its sole discretion, of a customary due diligence investigation of the Purchased Business

▪ Negotiation and execution of definitive asset purchase agreement and other transaction documents satisfactory to DSC

▪ Receipt of the consent of any applicable governmental authorities and contractual counterparties concerning the transfer of the Purchased Business to DSC

▪ Receipt of customary closing deliverables

▪ No material adverse change having occurred in the assets (including historical levels of working capital), business, operations, financial condition or prospects of the Company.

▪ DSC secures financing sufficient to fund the contemplated transaction.

▪ DSC shares issued to Message Logic will be held in escrow for 90 days post closing to permit DSC to insure the software performs for the message logic clients as represented    and that a hosting solution of message logic is working the same as the appliance and similar competitive solutions.

Timing of Closing:	Expected to occur on or before the date that is forty-five (45) days from the execution of this Term Sheet.
Expenses:
Each party will be responsible for its own fees and expenses (including, without limitation, fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in connection with the transaction, whether or not the Closing occurs.

Confidentiality:	The parties agree and acknowledge that the existence of this Term Sheet and all of its terms and conditions are subject to the Mutual Non-Disclosure Agreement between DSC and The Company (the “NDA”).
No-Shop Provision:
In consideration of the substantial time, effort and money expended and to be expended by DSC in connection with the preparation and execution of this Term Sheet and undertaking the due diligence efforts described herein (which the Company agrees and acknowledges is sufficient consideration), the Company agrees that, from the date DSC provides written evidence, acceptable in its sole discretion to Company of the commitment of financing to complete the contemplated transaction until the first to occur of: (a) DSC having provided written notice to the Company of termination by DSC of its due diligence efforts and its decision to not proceed to negotiate a definitive purchase agreement; (b) the execution by the parties of a definitive purchase agreement; or (c) sixty (60) days after execution and delivery of this Term Sheet by the parties (the “Restricted Period”), the Company shall not, directly or indirectly, solicit, initiate, encourage, entertain or  participate in any inquiries or proposals from, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from, or enter into any term sheet, letter of intent or contract with, any person or entity (including any of its officers or employees), in each case relating to: (i) any equity or convertible debt issuance, merger, consolidation, recapitalization, business combination or other transaction resulting in a change of control of the Company; or (ii) any sale or other disposition of all or any part of the Purchased Business (any such transaction, an “Alternative Transaction”).  If, during the Restricted Period, the Company or any of its agents, advisors or representatives receives any communication concerning a proposed Alternative Transaction, the Company shall not (and shall cause its agents, advisors and representatives to not) make any written or oral response to such communication (other than to state that a contractual obligation precludes a substantive response) and shall provide written notice to DSC promptly (and in any event within two (2) business days) after such communication is received, which notice shall include a reasonable description of the material terms and conditions of the proposed Alternative Transaction (including the identity of the person or entity making the communication) and correct and complete copies of any documents supplied by such person or entity in connection with the proposed Alternative Transaction.

The Company and its agents, advisors and representatives shall cease immediately any discussions regarding any potential Alternative Transactions that were ongoing as of the date of execution and delivery of this Term Sheet by the parties.

The parties agree that, in the event of any violation by the Company or any of its agents and representatives of this “No Shop Provision” section, DSC shall be entitled to receive from the Company, as liquidated damages (and not a penalty), the sum of $100,000, payable in cash upon written request from DSC to the Company.

Miscellaneous Provisions:
This Term Sheet will be governed by the laws of the State of New York, without giving effect to any conflict of law or choice of law provision that would result in application of the law of any other jurisdiction.  The parties each hereby submit to the exclusive jurisdiction of the federal and state courts of the State of New York with respect to any action or proceeding arising out of or relating to this Term Sheet.  The parties each irrevocably waive, to the fullest extent allowable under applicable law, any right to a trial by jury in respect of any action or proceeding arising out of or relating to this Term Sheet.

This Term Sheet and the NDA collectively set forth the entire agreement between the parties concerning the subject matter hereof and supersede any and all prior or contemporaneous letters of intent, discussions, correspondence or other arrangements between DSC and the Company with respect to the transactions contemplated by this Term Sheet.

No purported amendment to any provision of this Term Sheet will be binding on either of the parties hereto unless DSC and the Company have each duly executed and delivered to the other party a written instrument which states that it constitutes an amendment to this Term Sheet and specifies the provision(s) hereof that are being amended.

No purported waiver of any provision of this Term Sheet will be binding on either of the parties except if the party providing such waiver has duly executed and delivered to the other party a written instrument which states that it constitutes a waiver of one or more provisions of this Term Sheet and specifies the provision(s) that are being waived.

Neither this Term Sheet nor any of the rights or obligations of the Company under this Term Sheet may be assigned or delegated, in whole or in part, by the Company without the prior written consent of DSC.  Any purported assignment or delegation in violation of the preceding sentence will be null and void.  Subject to the preceding sentences of this paragraph, the binding provisions of this Term Sheet will be binding on the parties and their respective successors and permitted assigns and will inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

DSC is required to file this Term Sheet as an 8K with the SEC.

No person or entity other than DSC and the Company, or their respective successors and permitted assigns, is or is intended to be a beneficiary of this Term Sheet.

This Term Sheet may be executed in one or more counterparts and copies of signature pages sent by facsimile or other electronic transmission method will be valid and binding for all purposes.

Expiration:
This Term Sheet and the negotiations concerning the proposed transactions contemplated hereby may be terminated at any time by written agreement signed by DSC and the Company.  Unless executed by the Company and delivered to DSC on or before March 23, 2012, this Term Sheet shall automatically expire and be null and void on such date.

DSC Non-Solicit Covenant
If this Term Sheet is executed by the parties but the negotiations concerning the transactions contemplated by this Term Sheet are subsequently terminated by the parties, DSC agrees that it will not, at any time during the sixty (60) month period following such termination, directly or indirectly, solicit orders for services or products from any of the customers comprising the Purchased Business that is substantially similar to the services or products that the Company provides to such customers.

Binding Effect:
Notwithstanding anything to the contrary in this Term Sheet or otherwise, DSC and the Company each agree and acknowledge that, except for the provisions of the sections hereof entitled “Expenses”, “Confidentiality”, “No Shop Provision”, “Miscellaneous Provisions”, “Expiration”, “DSC Non-Solicit Covenant” and this “Binding Effect” section (which are binding on the parties), this Term Sheet is only a non-binding expression of the present intentions of the parties and, unless and until definitive agreements with respect to the transaction described herein have been executed and delivered by the parties, no legally binding agreement exists between the parties hereto to consummate the transaction contemplated by this Term Sheet.  This Term Sheet shall not be interpreted as imposing any obligation on either of the parties to negotiate in good faith or to otherwise consummate the transactions contemplated hereby.  Each party agrees and acknowledges that the other party will not be liable for any indirect, incidental, consequential, reliance or similar damages (including, without limitation, loss of revenue or business opportunity) in relation to, or in connection with, the failure to occur of the transactions contemplated by this Term Sheet, and each party hereby irrevocably waives and releases any right it may now or hereafter have to make any claim relating to such matter.

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IN WITNESS WHEREOF, the parties have each executed and delivered this Term Sheet as of the date set forth above.

DSC:

DATA STORAGE CORPORATION

By: /s/ Richard Rebetti

Name:  Richard Rebetti

Title:    COO

Date:    08/31/2012

The Company:

MESSAGE LOGIC, INC.

By: /s/ Stephen Catanzano

Name:  Stephen Catanzano

Title:    CEO

Date:    08/31/2012